As filed with the Securities and Exchange Commission on September 12, 2023

Registration No. 333-[ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL NET LEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	6768	45-2771978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

650 Fifth Avenue, 30th Floor
New York, New York 10019
(212) 415-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2018 Omnibus Incentive Compensation Plan of The Necessity Retail REIT, Inc.

(Full title of the Plan)

James L. Nelson
Co-Chief Executive Officer and President
Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, New York 10019
(212) 415-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael J. Choate, Esq.
Louis Rambo, Esq.
Proskauer Rose LLP
70 West Madison #3800
Chicago, Illinois 60602-4342
Tel: (312) 962-3567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $0.01 per share (“GNL Common Stock”), of Global Net Lease, Inc., a Maryland corporation (the “Company”), issuable in respect of certain outstanding and unvested equity awards with respect to shares of Class A common stock, par value $0.01 per share (“RTL Class A Common Stock”) of The Necessity Retail REIT, Inc., a Maryland corporation (“RTL”), which were assumed by the Company and converted into equity awards in respect of shares of GNL Common Stock in connection with the Company’s acquisition of RTL, as described below. These equity awards were granted pursuant to the 2018 Omnibus Incentive Compensation Plan of RTL (the “RTL 2018 Plan”). This Registration Statement also relates to shares of GNL Common Stock reserved and available for issuance pursuant to future awards under the RTL 2018 Plan.

On May 23, 2023, the Company entered into an Agreement and Plan of Merger (the “REIT Merger Agreement”) with RTL, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”), Osmosis Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of GNL (“REIT Merger Sub”), and Osmosis Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GNL OP (“OP Merger Sub”). In accordance with the terms and conditions of the REIT Merger Agreement, RTL merged with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “REIT Merger”), and OP Merger Sub merged with and into RTL OP, with RTL OP continuing as the surviving entity (the “OP Merger” and, together with the REIT Merger, the “Mergers”).

Except with respect to the RTL Restricted Shares granted between the execution of the REIT Merger Agreement and the effective time of the REIT Merger (the “REIT Merger Effective Time”), as of one business day immediately prior to the REIT Merger Effective Time each share of restricted RTL Class A Common Stock (“RTL Restricted Shares”) granted to a member of the RTL Board under the RTL 2018 Plan that was outstanding as of immediately prior to the REIT Merger Effective Time (whether or not then vested) automatically became fully vested, and all restrictions with respect thereto lapsed. Each share of RTL Class A Common Stock resulting from the vesting of RTL Restricted Shares was treated the same as other shares of RTL Class A Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time, and was converted into the right to receive shares of GNL Common Stock based on the conversion rate of one share of RTL Class A Common Stock for the right to receive 0.670 shares of GNL Common Stock (the “Exchange Ratio”). After the signing of the REIT Merger Agreement, each independent director of the RTL board of directors was granted $85,000 of RTL Restricted Shares as part of their ordinary course annual grants, with such RTL Restricted Shares subject to one year vesting pursuant to the award agreement granting the RTL Restricted Shares and converting into shares of GNL Common Stock at the REIT Merger Effective Time in the same manner as the unvested RTL Restricted Shares held by non-directors of RTL (as described below).

Also as of one business day immediately prior to the REIT Merger Effective Time, all other outstanding RTL Restricted Shares as of immediately prior to the REIT Merger Effective Time, including any RTL Restricted Shares issued on conversion of RTL’s long-term incentive plan units of limited partnership interests, ceased to relate to or represent any right to receive RTL Class A Common Stock and were assumed by the Company and automatically converted, at the REIT Merger Effective Time, into shares of restricted GNL Common Stock (“GNL Restricted Stock”) with respect to a number of shares of GNL Common Stock equal to the product of (x) the number of shares of RTL Class A Common Stock underlying the applicable award of RTL Restricted Shares as of immediately prior to such conversion, multiplied by (y) the Exchange Ratio, with each such award of RTL Restricted Shares so converted into GNL Restricted Stock otherwise subject to the same terms and conditions as were applicable to the corresponding award of RTL Restricted Shares, including any applicable vesting, acceleration, and payment timing provisions, subject to certain limited exceptions (i) as expressly described by the REIT Merger Agreement and (ii) in relation to certain employees of the RTL’s advisor and property manager prior to the REIT Merger.

Upon the consummation of the REIT Merger, shares of RTL Class A Common Stock that were reserved and available for issuance pursuant to future awards under the RTL 2018 Plan were converted into shares of GNL Common Stock, as adjusted on the same basis as the GNL Restricted Stock described above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the RTL 2018 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 promulgated under the Securities Act. These documents (or portions thereof as permitted by Rule 428(b)) and the documents containing registrant information incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the SEC, are hereby incorporated by reference into this Registration Statement (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K):

●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023;

●	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2023;

●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the SEC on May 10, 2023 and August 3, 2023, respectively;

●	The Company’s Current Reports on Form 8-K filed with the SEC on May 12, 2023, May 26, 2023, June 5, 2023, June 30, 2023, August 9, 2023, September 7, 2023, September 8, 2023 and September 12, 2023; and

●	The Necessity Retail REIT, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023 (File No. 001-38597);

●	The Necessity Retail REIT, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 3, 2023 (File No. 001-38597);

●	the combined financial statements of the Internalization Parties (Global Net Lease Advisors LLC, Necessity Retail Advisors, LLC, Global Net Lease Properties, LLC, and Necessity Retail Properties, LLC) for the years ended December 31, 2022 and 2021 included on page F-1 through page F-16 included in our Registration Statement Form S-4/A filed with the SEC on July 17, 2023;

●	the unaudited combined financial statements of the Internalization Parties (Global Net Lease Advisors LLC, Necessity Retail Advisors, LLC, Global Net Lease Properties, LLC, and Necessity Retail Properties, LLC) as of June 30, 2023 and for the three and six months ended June 30, 2022 and 2023 included in Exhibit 99.2 to our Current Report on Form 8-K filed on August 9, 2023;

●	the Combined Statements of Revenues and Certain Expenses of CIM for the three months ended March 31, 2022 and for the year ended December 31, 2021, included in Exhibit 99.1 of The Necessity Retail REIT, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 24, 2022 (File No. 001-38597);

●	the unaudited pro forma condensed combined financial statements of the Global Net Lease, Inc. and The Necessity Retail REIT, Inc. as of June 30, 2023, for the six months ended June 30, 2023 and for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.1 to our Form 8-K filed on August 9, 2023); and

●	The description of the Company’s common stock, par value $0.01 per share, contained in Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Company, although the equitable remedies may not be an effective remedy in some circumstances.

The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

The Company’s charter authorizes the Company to obligate itself and the Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The Company has entered into an indemnification agreement with each of its directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers consistent with the provisions of its charter. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of the Company and such indemnitee was adjudged to be liable to the Company, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Method of Filing
4.1	Articles of Restatement of Global Net Lease, Inc., effective February 24, 2021.	Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by the Company on February 23, 2023.

4.2	Articles Supplementary of Global Net Lease, Inc., filed on September 12, 2023.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on September 12, 2023.

4.3	Second Amended and Restated Bylaws of Global Net Lease, Inc.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on September 12, 2023.

4.4	Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015, between Global Net Lease, Inc. and Global Net Lease Special Limited Partner, LLC.	Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed by the Company on February 23, 2023.

4.5	First Amendment, dated as of February 28, 2017, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on February 28, 2017.

4.6	Second Amendment, dated as of September 11, 2017, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on September 11, 2017.

4.7	Third Amendment, dated as of December 15, 2017, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on December 18, 2017.

4.8	Fourth Amendment, dated as of March 23, 2018, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by Company on March 23, 2018.

4.9	Fifth Amendment, dated as of July 19, 2018, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on July 23, 2018.

4.10	Sixth Amendment, dated November 22, 2019, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on November 22, 2019.

4.11	Seventh Amendment, dated December 13, 2019, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on December 13, 2019.

4.12	Eighth Amendment dated June 3, 2021, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on June 4, 2021.

4.13	Ninth Amendment dated August 6, 2021, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to an exhibit to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed by the Company on August 5, 2021.

4.4	Tenth Amendment, dated as of September 12, 2023, to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015.	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Company on September 12, 2023.

5.1	Opinion of Venable LLP regarding legality of securities being registered	Filed herewith

23.1	Consent of Venable LLP	Filed as part of Exhibit 5.1

23.2	Consent of PricewaterhouseCoopers LLP - GNL	Filed herewith

23.3	Consent of PricewaterhouseCoopers LLP - RTL	Filed herewith

23.4	Consent of Mazars USA LLP	Filed herewith

23.5	Consent of Deloitte & Touche LLP	Filed herewith

24.1	Power of Attorney (included on signature page hereto)	Filed herewith as part of the signature pages to Registration Statement on Form S-8

99.1	2018 Omnibus Equity Incentive Plan of The Necessity Retail REIT, Inc.	Incorporated by reference to Exhibit 10.6 to the The Necessity Retail REIT, Inc.'s Current Report on Form 8-K filed on July 19, 2018 (File No. 001-38597).

107	Filing Fee Table	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 ( 15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2023.

GLOBAL NET LEASE, INC.

By:	/s/ JAMES L. NELSON
Name:	James L. Nelson
Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Nelson to be their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place, and stead, in any and all capacities (unless revoked in writing), to sign this Registration Statement and any and all other amendments to the Registration Statement (including other post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the SEC, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date Signed

/s/ P. Sue Perrotty	Non-Executive Chair, Nominating and Corporate Governance Committee Chair	September 12, 2023
P. Sue Perrotty

/s/ Edward M. Weil, Jr.	Co-Chief Executive Officer, President and Director (Principal Executive Officer)	September 12, 2023
Edward M. Weil, Jr.

/s/ James L. Nelson	Co-Chief Executive Officer, President and Director (Principal Executive Officer)	September 12, 2023
James L. Nelson

/s/ Christopher J. Masterson	Chief Financial Officer, Treasurer, and Secretary (Principal Financial Officer and Principal Accounting Officer)	September 12, 2023
Christopher J. Masterson

/s/ M. Therese Antone	Independent Director	September 12, 2023
M. Therese Antone

/s/ Lisa Kabnick	Independent Director	September 12, 2023
Lisa Kabnick

/s/ Leslie Michelson	Independent Director	September 12, 2023
Leslie Michelson

/s/ Stanley Perla	Independent Director, Audit Committee Chair	September 12, 2023
Stanley Perla

/s/ Edward G. Rendell	Independent Director, Compensation Committee Chair	September 12, 2023
Edward G. Rendell

/s/ Abby M. Wenzel	Independent Director	September 12, 2023
Abby M. Wenzel